TNP Strategic Retail Trust, Inc.

4695 MacArthur Ct., Suite 1100

Newport Beach, CA 92660

Phone (949) 798-6201

June 14, 2013

Dear Shareholder:

As the independent directors of TNP Strategic Retail Trust, Inc. (the “Company”) we are writing you to provide an update on the status of various transactions that impact the Company, and our efforts to terminate our present advisor, TNP Strategic Retail Advisor, LLC and to appoint a new advisor and new CEO and board chairman.

With regard to our revolving credit facility with KeyBank National Association (“KeyBank”), we continue to operate under the terms of a forbearance agreement with KeyBank. We have placed two of the properties securing that facility on the market for sale. If we are successful in selling one or more those properties on acceptable terms, we will use the resulting proceeds to pay down the principal balance of the KeyBank loan. We are hopeful that the application of those sales proceeds to de-lever the KeyBank loan will allow us to work with KeyBank to recast the loan terms and extend its maturity date or refinance that loan with another lender. The forbearance agreement that is in place currently prohibits the payments of dividends to shareholders; if we are successful in paying down the principal balance of the loan and recasting its terms or in refinancing the KeyBank loan, we will seek to eliminate that prohibition. At that point, the Board would be able decide if it was appropriate to commence dividend payments to the shareholders. There is no assurance that the loan can be recast or refinanced, or that the Board will determine that the payment of dividends to shareholders is in the best interest of the Company.

As you will recall, in our last letter to you of April 8, 2013 we outlined our efforts to transition the advisory position for the Company to an affiliate of Glenborough, LLC. We continue to seek lender consent from DOF IV REIT Holdings, LLC (“Torchlight”), which Torchlight maintains is required under the terms of the loan relating to our acquisition of the Lahaina Gateway Shopping Center in Lahaina, Hawaii (“Lahaina Gateway”). Those negotiations have progressed, and we remain hopeful to reach a negotiated solution with Torchlight. If we are successful in obtaining the Torchlight consent, we plan to move promptly to complete the advisor transition. However, we can give no assurance that we will be able to reach such an agreement with Torchlight.

As these transactions continue to proceed over the next thirty days, we will provide you with further updates as significant developments may warrant.

Should you wish to review additional public information regarding TNP Strategic Retail Trust, Inc. now or in the future, please refer to our website at http://srtreit.com. The site is “under construction” but does provide links to all information filed with the Securities and Exchange Commission regarding the Company.